SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



FORM 8-K



CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported )  December 2,
1996



                 CINCINNATI MICROWAVE, INC.

(Exact name of registrant as specified in its charter)











           Ohio                 0-13136         31-0903863

(State or other jurisdiction			(Commission			(I.R.S. Employer
         of incorporation)		 	File Number)			Identification No.)







   One Microwave Plaza, Cincinnati, Ohio         45249-9502

  (Address of principal executive office)       	(Zip Code)







Registrant's telephone number, including area code (513) 489-5400




(Former name, former address and former fiscal year, if changed since last report)




Item 5.   Other Events

CINCINNATI, December 2, 1996-Cincinnati Microwave, Inc. (Nasdaq:CNMW) today announced an agreement in principle has been reached to settle the four consolidated securities class action lawsuits filed against it in October and November, 1995, by the payment of a combination of cash and Cincinnati Microwave shares with a value of $9.25 million to a settlement fund for the classes. The Company will contribute Cincinnati Microwave shares with a value of $1,000,000 as its portion of the settlement to the fund. The agreement is subject to court approval and other contingencies.

After the four lawsuits were consolidated into one case, the plaintiffs filed a First Amended Complaint, allegedly on behalf of all purchasers of the Company's common shares on the open market between July 12, 1995 and October 13, 1995, and who suffered damages, and on behalf of all persons who purchased the Company's common shares pursuant or traceable to an August 24, 1995 secondary offering of 4,600,000 of the Company's shares between August 24, 1995 and October 13, 1995, and who suffered damages. Defendants are the Company, certain of its past and present officers and directors, and the underwriters for the secondary offering. Plaintiffs purport to assert claims against the Company and other defendants for violations of various provisions of the Securities Act of 1933, the Exchange Act of 1934, and for violations of the common law of negligent misrepresentation and fraud.

Cincinnati Microwave continues to deny all material allegations of the First Amended Complaint, but agreed to the settlement to avoid the expense and distraction of further legal proceedings, and to put to rest the claims asserted. Final settlement is subject to execution of formal settlement agreements and releases, approval by Federal District Court and certain other conditions. If the court preliminarily approves the proposed settlement, members of the classes will be sent written notice of the terms of the proposed settlement, and hearings will be held by the court to consider final approval of the proposed settlement.


Item 7.   Financial Statements and Exhibits

(c) Exhibits.

	99(i) - Press release of Cincinnati Microwave, Inc. dated
December 2, 1996.


SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Cincinnati Microwave, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


December 2, 1996


CINCINNATI MICROWAVE, INC.

By
Elaine M. Bacon
Assistant Corporate Secretary